Exhibit 99.1

THERMOGENESIS SIGNS WORLDWIDE RES-Q SYSTEM DISTRIBUTION AGREEMENT WITH ARTHREX FOR SPORTS MEDICINE APPLICATIONS

(RANCHO CORDOVA, CA), January 10, 2012—ThermoGenesis Corp. (NASDAQ: KOOL), a leading supplier of innovative products and services that process and store human cell concentrates, said today it has entered into a five year collaboration with Arthrex, Inc., under which Arthrex will market ThermoGenesis’ Res-Q® 60 (Res-Q) System technology for use in the preparation of autologous Platelet Rich Plasma (PRP) and Bone Marrow Concentrate (BMC).

Based in Naples, Florida, Arthrex is a worldwide leader in sports medicine product development and educational services for orthopaedic surgeons. The company has developed more than 5,000 products for arthroscopic and minimally invasive orthopaedic surgical procedures used worldwide.

The Res-Q technology is a point-of-care platform designed for the preparation of cell concentrates. In June, 2011, the Company received FDA clearance of its 510(k) submission for use of Res-Q technology for the safe and rapid preparation of autologous PRP from a small sample of blood. The PRP is mixed with autograft and/or allograft bone prior to application to a bony defect for improving handling characteristics.

About Arthrex

Arthrex, headquartered in Naples, FL, is a worldwide leader in sports medicine product development and educational services for orthopaedic surgeons. More than 5,000 products for arthroscopic and minimally invasive orthopaedic surgical procedures have been developed by Arthrex and are currently marketed worldwide. For more information, visit www.arthrex.com.

About ThermoGenesis Corp.

ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products.

This press release contains forward-looking statements.  These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors including timing of FDA and foreign regulatory approvals, changes in customer forecasts, our failure to meet customers' purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers' products, introduction timing and acceptance of our new products scheduled for fiscal year 2012, and introduction of competitive products and other factors beyond our control could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2012.  A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption "Risk Factors" in our annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com